DRAFT 07/24/03






                               November ___, 2003



Strong Equity Funds, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin  53051

         Re:      PLAN OF REORGANIZATION

Ladies and Gentlemen:

     We have acted as counsel to the Strong Equity Funds, Inc. (the "Corporation") in connection with certain aspects of the reorganization of the Strong Advisor Mid Cap Growth Fund (the "Selling Fund") into the Strong Growth Fund (the "Acquiring Fund," and together with the Selling Fund, the "Funds"), each of which is a class of shares of the Corporation, pursuant to a Plan of Reorganization dated as of August 1, 2003 (the "Plan"). This opinion is furnished to you pursuant to Section 5(d) of the Plan.

     Pursuant to the Plan and subject to shareholder approval, (1) all of the assets of the Selling Fund will be exchanged for Advisor Class, Investor Class and Class C shares of common stock of the Acquiring Fund, $0.00001 (collectively, the "Acquiring Fund Shares"), (2) all of the liabilities of the Selling Fund (except those, if any, for which specific reserves have been set aside) will be assumed by the Acquiring Fund, and (3) the Advisor Class, Investor Class and Class C shares of the Acquiring Fund will be distributed to holders of the Class A shares and Class B shares, the holders of the Class Z shares and the holders of the Class C shares, respectively, of the Selling Fund in complete liquidation of the Selling Fund and in accordance with the Plan. In connection with the issuance of the Acquiring Fund Shares pursuant to the Plan, a Registration Statement on Form N-14, which includes a Proxy Statement/Prospectus, was prepared and filed with the Securities and Exchange Commission (the "Commission") on ___________, 2003 (the "Registration Statement").

     In connection with this opinion, we have examined such corporate documents and records, certificates of public officials, certificates of officers of the Corporation, and such other documents of the Corporation as we deemed necessary or appropriate for purposes of this opinion. In rendering our opinion, we have relied on such documents, records and certificates with regard to factual matters. In addition, in rendering our opinion, we have assumed the genuineness of all signatures of, and the authority and legal competency of, persons signing on behalf of the Corporation, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

     (a) The Acquiring Fund Shares currently issued and outstanding have been duly authorized and are validly issued, fully paid and non-assessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Statutes, including judicial interpretations thereof or any successor to said Section 180.0622(2)(b));

     (b) The Acquiring Fund Shares to be delivered to the Selling Fund pursuant to the Plan have been duly authorized and, upon delivery pursuant to the Plan, will be validly issued, fully paid and non-assessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Statutes, including judicial interpretations thereof or any successor to said Section 180.0622(2)(b)); and, based upon our review of the Amended and Restated Articles of Incorporation and By-laws of the Corporation, and otherwise to our knowledge and as represented to us in the attached Officer's Certificate, no shareholder of the Acquiring Fund has any option, warrant or preemptive right to subscription or purchase in respect of any Acquiring Fund Shares;

     (c) The shares of the Selling Fund currently issued and outstanding have been duly authorized and are validly issued, fully paid, and non-assessable by the Selling Fund (except as otherwise provided in
          Section 180.0622(2)(b) of the Wisconsin Statutes, including judicial interpretations thereof or any successor to said Section 180.0622(2)(b));

     (d) The Board of Directors of the Corporation has duly authorized the Acquiring Fund and the Selling Fund, each as a class of common stock of the Corporation, pursuant to the terms of the Amended and Restated Articles of Incorporation of the Corporation;

     (e) The consummation of the transactions contemplated in the Plan by the Corporation will not violate the Amended and Restated Articles of Incorporation or By-laws of the Corporation or any material agreement made known to us to which the Corporation, on behalf of the Acquiring Fund or the Selling Fund, is a party or by which it is bound (for purposes of this opinion, we have relied upon the attached Officer's Certificate as to all material contracts);

     (f) To our knowledge, no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Corporation of the transactions contemplated by the Plan, except such as have been obtained under the Securities Act of 1933, as amended, state securities laws, the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations under those statutes; and

     (g)  The  Acquiring  Fund and the  Selling  Fund are each  registered  as a series of an investment company under the 1940 Act and such registration with the Commission as an investment company or series thereof is in full force and effect.

     Although we have not verified, and are not passing upon and do not assume responsibility for, the accuracy, completeness, or fairness of any portion of the Registration Statement, we have generally reviewed and discussed certain information included therein with respect to the Corporation and the Funds with certain officers of the Corporation and in the course of such review and discussion no facts came to our attention that caused us to believe that, as of the date hereof, only insofar as it relates to information with respect to the Corporation, the Registration Statement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. We do not express any opinion or belief as to the financial statements, other financial data, statistical data, or any information relating to the Corporation contained or incorporated by reference in the Registration Statement.

     Our opinion relates only to the laws of the State of Wisconsin and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdiction. With certain exceptions, we are members of the Bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin.

     This opinion has been rendered solely for your benefit and the benefit of the Board of Directors and officers of the Corporation. No other person or entity shall be entitled to rely hereon without our prior written consent.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1993, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                                          Very truly yours,



                                                          GODFREY & KAHN, S.C.

MW731644_1